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                                                                    EXHIBIT 99.1


                  CAPSTAR RADIO BROADCASTING PARTNERS COMPLETES
        CHANGE OF CONTROL OFFER FOR ITS 9 1/4% SENIOR SUBORDINATED NOTES

AUSTIN AND DALLAS, TEXAS, SEPTEMBER 16, 1999 -- Capstar Radio Broadcasting Partners, Inc. ("Capstar Radio"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM," formerly Chancellor Media Corporation) announced today that it completed its change of control offer (the "Change of Control Offer") to purchase its 9 1/4% Senior Subordinated Notes due 2007 (the "Notes"). The Change of Control Offer was required following the acquisition of the Company's former ultimate parent, Capstar Broadcasting Corporation, by AMFM Inc. The Change of Control Offer, which commenced on July 27, 1999, expired at 5:00 p.m. New York City time, on Wednesday, August 25, 1999 (the "Expiration Date"), and the Company paid for all shares delivered pursuant to the Change of Control Offer on Thursday, August 26, 1999.

As of the Expiration Date, $66,025,000 in aggregate principal amount of the Notes representing 33.0% of the then outstanding Notes had been delivered for repurchase pursuant to the Change of Control Offer. All Notes validly delivered for repurchase pursuant to the Change of Control Offer were accepted for payment.

United States Trust Company served as the Dealer Manager for the Change of Control Offer.

Capstar Radio is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including the AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, AMFM Radio Group with approximately 451 stations in 101 markets reaches a weekly listener base of 65 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's E-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

For more information contact:

Kevin Mischnick                                Joseph N. Jaffoni, Stewart Lewack
AMFM Inc.                                      Jaffoni & Collins Incorporated
(512) 340-7800                                 (212) 835-8500; afm@jcir.com